Exhibit 5.1

SOPHiA GENETICS SA

Zone artisanale La Pièce 12

1180 Rolle/VD

Switzerland

August 5, 2025

SOPHiA GENETICS SA – Registration Statement on Form F-3

Ladies and Gentlemen

We, Niederer Kraft Frey Ltd, have acted as special Swiss counsel to SOPHiA GENETICS SA, a stock corporation incorporated under the laws of Switzerland (the "Company"), in connection with the filing of a registration statement on Form F-3 (the "Registration Statement") including a preliminary prospectus (the "Prospectus"), to be filed on the date hereof with the United States Securities and Exchange Commission (the "SEC") under the United States Securities Act of 1933, as amended (the "Securities Act"), for the purpose of registering certain securities, including (i) ordinary shares of the Company with a nominal value of CHF 0.05 each, including the up to USD 50 million of ordinary shares that may be offered and sold pursuant to the sales agreement prospectus supplement included in the Registration Statement, to be issued from the Company's conditional capital (the "Ordinary Shares"); (ii) debt securities (the "Debt Securities"); (iii) warrants to purchase Company’s debt or equity securities (the "Warrants"); (iv) rights to subscribe for and to purchase Company’s debt or equity securities (the "Subscription Rights"); and (v) purchase contracts for the purchase or sale of Company’s debt or equity securities or the securities of third parties, a basket of such securities, an index or indices or such securities or any combination thereof, currencies or commodities (the "Purchase Contracts", it being understood that any of the foregoing securities may be issued in units with any one or more of the other securities (the "Units"; the Ordinary Shares, the Debt Securities, the Warrants, the Subscription Rights and the Purchase Contracts, collectively, the "Securities");

As such counsel, we have been asked to provide this opinion as to certain legal matters of Swiss law (the "Opinion").

1.	Basis of Opinion

This Opinion is confined to and given on the basis of the laws of Switzerland in force at the date hereof. Such laws and the interpretation thereof are subject to change. In the absence of explicit statutory law, we base our opinion solely on our independent professional judgment. This Opinion is also confined to the matters stated herein and the Documents (as defined below), and is not to be read as extending, by implication or otherwise, to any agreement or document referred to in any of the Documents (including in the case of the Registration Statement, any document incorporated by reference therein or exhibit thereto) or any other matter.

For purposes of this Opinion we have not conducted any due diligence or similar investigation as to factual circumstances, which are or may be referred to in the Documents, and we express no opinion as to the accuracy of representations and warranties of facts set out in the Documents or the factual background assumed therein.

For purposes of giving this Opinion, we have only examined and relied on originals or copies of the following documents available to us (collectively the "Documents"):

i.	an electronic copy of the Registration Statement;

ii.	an electronic copy of the articles of association (statuts) of the Company, dated June 18, 2025 (the "Articles");

iii.	an electronic excerpt from the Commercial Register of the Canton of Vaud (the "Commercial Register Excerpt") regarding the Company dated August 4, 2025; and

iv.	an electronic copy of the resolutions of the board of directors of the Company (the "Board of Directors") dated August 5, 2025, approving, among other things, the filing of the Registration Statement and the Prospectus with the SEC (the "Board Resolutions").

No documents have been reviewed by us in connection with this Opinion other than the Documents. Accordingly, we shall limit our opinion to the Documents and their legal implications under Swiss law.

In this Opinion, Swiss legal concepts are expressed in English terms and not in their original language. These concepts may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. With respect to Documents governed by laws other than the laws of Switzerland, for purposes of this Opinion, we have relied on the plain meaning of the words and expressions contained therein without regard to any import they may have under the relevant governing law.

2.	Assumptions

In rendering the opinion below, we have assumed the following:

a.	the information set out in the Documents is true, accurate, complete and up-to-date as of the date of this Opinion and no changes have been made or will be made to the Documents that should have been or should be reflected in the Documents as of the date of this Opinion;

b.	the documents produced to us as originals are authentic and complete, and all documents produced to us as copies (including, without limitation, electronic copies) are accurate and conform to the original;

c.	all documents produced to us as originals and the originals of all documents produced to us as copies were duly executed and certified, as applicable, by the individuals purported to have executed or certified, as the case may be, such documents, and any electronic signatures on any such document have been affixed thereto by the individual to whom such electronic signature belongs and such individual has saved and submitted such document

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as so electronically signed in such a manner so as to prevent removal or other alteration of such signature;

d.	each party to the Documents is a corporation or other legal entity duly organized and validly existing and in good standing (if applicable) under the laws of the jurisdiction of its incorporation and/or establishment and none of the parties to the Documents (other than the Company) has passed or, until the issuance of all Ordinary Shares, will have passed a voluntary winding-up resolution; no petition has been, or, until the issuance of all Ordinary Shares, will be presented or any order made by a court for the winding-up, dissolution, bankruptcy, administration of any party (other than the Company); and no receiver, trustee in bankruptcy, administrator or similar officer has been or, until the issuance of all Ordinary Shares, will have been appointed in relation to any of the parties (other than the Company) or any of their assets or revenues;

e.	to the extent relevant for the purposes of this Opinion, any and all information contained in the Documents is and will be true, complete and accurate at all relevant times;

f.	no laws other than those of Switzerland will affect any of the conclusions stated in this Opinion;

g.	the Registration Statement, the Prospectus and the Articles are unchanged and correct, complete and up-to-date and in full force and effect as of the date hereof and no changes have been made which should have been or should be reflected in the Registration Statement, the Prospectus or the Articles, as the case may be, as of the date hereof;

h.	the Board Resolutions (i) have been duly resolved in duly executed circular resolutions,
(ii) are a true record of the proceedings described therein and (iii) have not been rescinded or amended and are and will be in full force and effect until the issuance of all Ordinary Shares;

i.	prior to the issuance, offering and sale of any Ordinary Shares and/or Securities, the Board shall have duly authorized the issuance, offering and sale of such Ordinary Shares and/or Securities and will have validly excluded the pre-emptive rights of the existing shareholders for purposes of the issuance, offering and sale of such Ordinary Shares and/or Securities as contemplated in the Registration Statement or the Prospectus, as applicable, and such authorization and exclusion will not have been amended and will be in full force and effect until the issuance of all such Ordinary Shares and/or Securities; in particular, prior to the issuance of the Ordinary Shares out of conditional capital, (i) a duly convened meeting of the Board of Directors will have validly resolved to issue them, (ii) the Ordinary Shares will be fully paid up (libérées) and registered in the competent Commercial Register in Switzerland and (iii) all other requirements under Swiss law, the Articles and the organizational regulations of the Board of Directors in connection with the creation and issuance of such Ordinary Shares will have been complied with; all exercise notices with respect to Ordinary Shares issued out of the Company's conditional share capital for financing, acquisitions and other purposes will be duly delivered in accordance with the laws of Switzerland and the underlying contractual arrangements;

j.	the Company has not entered and will not enter into any transaction which could be construed as repayment of share capital (restitution des versements) and has not undertaken and will not undertake an acquisition in kind (reprise de biens) or intended

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acquisition in kind (reprise de biens envisagée) without complying with the formal procedure set forth in article 628 of the Swiss Code of Obligations; and

k.	all authorizations, approvals, consents, licenses, exemptions, other than as required by mandatory Swiss law applicable to the Company or the Articles, and other requirements for the filing of the Registration Statement and/or the Prospectus or for any other activities carried on in view of, or in connection with, the performance of the obligations expressed to be undertaken by the Company in the Registration Statement and/or the Prospectus have been duly obtained or fulfilled in due time and are and will remain in full force and effect, and any related conditions to which the parties thereto are subject have been satisfied.

3.	Opinion

Based upon the foregoing, in reliance thereon, and subject to the limitations and assumptions referred to above (2.) and the qualifications set out below (4.), we are of the following opinion:

a.	The Company is a corporation (société anonyme) validly existing under the laws of Switzerland.

b.	The Ordinary Shares and any Ordinary Shares to be issued upon conversion, exercise, exchange or otherwise pursuant to the terms of any of the Securities, in each case if and when issued and paid for pursuant to the Articles, the underlying contractual arrangements and the laws of Switzerland – in particular after the written conversion or exercise notice has been given (if applicable) and the issue price for such Ordinary Shares has been paid-in in accordance with the Articles, the underlying contractual arrangements and the laws of Switzerland and upon registration of the corresponding share capital increase into the Commercial Register of the Canton of Vaud (if applicable) – and if and when such Ordinary Shares have been entered into the Company's book of uncertificated securities, have been or will be, as applicable, validly issued, fully paid as to their nominal value and non-assessable.

4.	Qualifications

The above opinions are subject to the following qualifications:

a.	The opinions set out above are subject to applicable bankruptcy, insolvency, reorganization, liquidation, moratorium, civil procedure and other similar laws and regulations as applicable to creditors, debtors, claimants and defendants generally as well as principles of equity (good faith) and the absence of a misuse of rights.

b.	Our opinions set out above are limited solely to the laws of Switzerland and we express no opinion herein concerning the laws of any other jurisdiction.

c.	We express no opinion as to any commercial, accounting, calculating, auditing or other non-legal matter as well as to the completeness or accuracy of the information contained in the Registration Statement. We express no opinion as to tax matters.

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d.	The exercise of voting rights and rights related thereto with respect to any Ordinary Shares is only permissible after registration in the Company’s share register as a shareholder with voting rights in accordance with the provisions of, and subject to the limitations provided in, the Articles.

e.	We express no opinion as regards compliance with Swiss law and the Articles of the withdrawal of the preferential subscription rights (droits de souscription préférentiels) of the Company’s shareholders in connection with the issuance of the Ordinary Shares.

f.	When used in this opinion, the term "non-assessable" means that no further contributions have to be made to the nominal share capital of the Company by the relevant holder of the Ordinary Shares.

g.	The resolutions of the Board of Directors or Company’s general meetings, as the case may be, may be challenged by shareholders in court or otherwise. Therefore, notwithstanding registration of the Ordinary Shares with the competent Commercial Register, any shareholder may challenge the resolutions taken by the Board of Directors or the general meeting of the shareholders of the Company, as the case may be, on which such registration of the Ordinary Shares with the competent Commercial Register may be based.

h.	The conditional capital for financing, acquisitions and other purposes currently contained in the Articles authorizes the Board of Directors to issue up 18,277,363 registered shares of CHF 0.05 nominal value each. We express no opinion as to the future availability and/or sufficiency of such registered shares under the conditional share capital for the purpose of the issue of the Ordinary Shares and the transactions contemplated under the Registration Statement.

i.	We express no opinion on the issue of registered shares out of conditional share capital provided for employee participation.

* * *

We have rendered this Opinion as of the date hereof and we assume no obligation to advise you on changes relevant to this Opinion that may thereafter be brought to our attention.

This Opinion is addressed to the Company. We hereby consent to the filing of this Opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Legal Matters" in the Registration Statement and the prospectus contained herein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required pursuant to Section 7 of the Securities Act. This opinion is strictly limited to the matters stated in it and does not apply by implication to other matters.

This Opinion is furnished by us, as special Swiss counsel to the Company, in connection with the filing of the Registration Statement.

Any reliance on this Opinion is limited to the legal situation existing at the date hereof, and we shall be under no obligation to advise you on or to amend this l Opinion to reflect any change in circumstances or applicable laws or regulations for any period after the date of issuance of this Opinion.

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This Opinion shall be governed by and construed in accordance with the laws of Switzerland. It may only be relied upon on the express condition that any issues of interpretation arising hereunder will be governed by the substantive laws of Switzerland.

Sincerely yours,

/s/ Niederer Kraft Frey Ltd

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